Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-206913) and Form S-8 (File No. 333-206912) of Mylan N.V. of our report dated April 11, 2016 relating to the financial statements of Meda AB, which appears in this Current Report on Form 8-K/A dated September 6 2016.

/s/ PricewaterhouseCoopers AB

Stockholm, Sweden

September 6, 2016